JOINT VENTURE AND SHAREHOLDER AGREEMENT

     THIS JOINT VENTURE AND SHAREHOLDER AGREEMENT ("Agreement") is entered into this December 13, 2000 by and between the following parties:

     Cytomatrix, LLC ("Cytomatrix"), a California limited liability company with a principal place of business at 50 Cummings Park, Woburn, Massachusetts 01801; and

     Select Therapeutics, Inc. ("Select"), a Delaware corporation with a principal place of business at 124 Mt. Auburn Street, Suite 200N, Cambridge, Massachusetts 02138.

     WHEREAS, Cytomatrix and Select each carry on a business based on their respective intellectual property of developing, manufacturing, and marketing products in medical and pharmaceutical fields;

     WHEREAS, Cytomatrix and Select believe that certain business efficiencies could be realized by combining their efforts with respect to certain potential products; and

     WHEREAS, the parties desire to form on January 2, 2001 (the "Effective Date") a joint venture organized as a new corporation into which certain assets and related liabilities can be transferred by each party in consideration of an ownership interest therein,

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree to the provisions which follow.

Section 1. Organization of Joint Venture Corporation

(a) The parties shall cause the organization of a new corporation called "Cell-Science Therapeutics, Inc." ("CST") under the provisions of the corporation law ("Corporate Law") of the State of Delaware by the filing with the Secretary of State of Delaware of the Certificate of Incorporation ("Certificate") substantially in the form of that attached hereto and marked as Exhibit A. The Certificate shall be filed with the Secretary of State of Delaware immediately following the execution of this Agreement by the parties.

(b) The principal place of business of CST shall be at 50 Cummings Park, Woburn, Massachusetts 01801 or at such other place as may be agreed by both parties. Notwithstanding the foregoing, CST may have other places of business, in addition to its principal place of business, upon the approval of the Board of Directors ("Board") of CST.

(c) The Board of CST shall consist of six (6) persons, three (3) of whom shall be appointed by Cytomatrix and three (3) of whom shall be appointed by Select. Immediately after the execution of this Agreement, the parties shall cause the following persons to be appointed as the initial Board of CST:

         Appointed by Cytomatrix:

         1) Dr. Mark Pykett,
         2) Dr. Michael Rosenzweig, and
         3) Michael DuCros

         Appointed by Select:

         4) Robert Bender,
         5) Steve Peltzman, and
         6) Allan Green

Each such person shall hold office until replaced by the party which appointed that person.

(d) Immediately after the execution of this Agreement, the parties shall cause the following persons to be appointed as the indicated officers of CST:

         Name:                             Positions:
         ----                              ---------
         Steve Peltzman                    Chairman and Treasurer
         Dr. Mark Pykett                   President and Chief Operating Officer
         Michael DuCros                    Secretary

Each such officer shall hold office until replaced by action of the Board of CST; provided, however, that at all times during the term of this Agreement, (i) at least one of the President, Treasurer, or Secretary shall be a person who is a director or executive officer of Select, but not a security holder, director, officer, employee, or contractor of Cytomatrix and (ii) at least one of the President, Treasurer, or Secretary shall be a person who is a security holder, option holder, director, or officer of Cytomatrix, but not a security holder, option holder, director, officer, employee, or contractor of Select.

(e) Forthwith after the Effective Date, Select shall take all appropriate steps to cause Michael McCall to be elected to the Board of Directors of Select as a full member with voting authority and not as an observer. At all times while this Agreement is in force, Select shall cause at least one (1) person designated by Cytomatrix to be nominated to its Board of Directors which designee, immediately prior to such nomination, is also either a director or executive officer of Cytomatrix, but not a security holder, option holder, director, officer, employee, or contractor of Select, unless such person was a director of Select solely as a result of being appointed pursuant to this
Section 1(e).

(f) Irrespective of any other provision set forth in the Certificate or in any provision of the Corporate Law, the number of shares of stock which CST is authorized to issue as specified in the Certificate, as such may be amended from time to time, may not be amended without the consent of both Cytomatrix and Select.

(g) Cytomatrix and Select shall not exercise rights under section 273 of the Corporate Law.

Section 2. Subscription for Shares of CST

(a) On the Effective Date, Cytomatrix shall contribute to CST all of the assets listed on Schedule 1 attached hereto and, in consideration thereof, shall receive One Million (1,000,000) shares of the $0.0001 par value common capital stock ("Common Stock") of CST.

(b) On the Effective Date, Select shall contribute to CST all of the assets listed on Schedule 2 attached hereto and, in consideration thereof, shall receive One Million (1,000,000) shares of Common Stock of CST.

(c) Neither party hereto shall cause CST to issue any of the capital stock of CST to any person, including the parties hereto, without the consent of the other party hereto. Notwithstanding the foregoing, CST shall be authorized to implement a stock option plan pursuant to which it may grant options to purchase a maximum of One Hundred Thousand (100,000) shares of the Common Stock of CST.

(d) It is agreed and understood that during the term of this Agreement, the Common Stock, including Common Stock issued upon the exercise of any CST stock option, shall not be sold, pledged, assigned, transferred, hypothecated, or otherwise disposed of in any way or manner (hereinafter collectively a "Transfer") by any shareholder, unless agreed to by both Cytomatrix and Select. All Stock Certificates for Common Stock issued hereunder or pursuant to any CST stock option shall bear a restrictive legend stating that the Stock represented by the Certificate may not be transferred except in accordance with the terms and conditions of this Agreement. Further, Cytomatrix and Select agree that they will grant complementary "tag-along rights", meaning that if either Cytomatrix or Select desires to effect a Transfer, it must cause the proposed purchaser to offer to purchase from the other party hereto an equal number of that other party's Common Stock upon the same terms and conditions as offered to the party which first negotiated the Transfer with the proposed purchaser. The provisions of any stock option agreement entered into by CST shall include the following:
(i) a co-right of first refusal in favor of each of Cytomatrix and Select, equally, in the event any optionee, at any time following the exercise of the option, desires to effect a Transfer, (ii) optionee's agreement to be bound by the Transfer restrictions set forth in this Section 2(d), and (iii) a requirement that a restrictive legend referencing the restrictions of Transfer described in this Section 2(d) be placed on any stock certificate issued upon the exercise of the stock option.


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

Section 3. Financing of CST

(a) Select shall provide debt financing to CST to meet any shortfall between the funds contributed by each of Cytomatrix and Select as set forth on Schedules 1 and 2, respectively, and the annual operating plans of CST for each of the 2001 and 2002 calendar years as such plans are approved by the Board of CST.

(b) The fact that any option described in Section 4 has not been, is not being, or cannot be exercised or the fact that this Agreement is being or is about to be terminated pursuant to Section 5(a)(ii) or (iii), shall not terminate Select's obligations under Section 3(a).

(c) The financing to be provided by Select to CST pursuant to Section 3(a) shall be provided on a calendar quarterly basis in accordance with the annual budgets and operating plans approved by the Board of CST. All such budgets and operating plans shall be prepared in advance of every fiscal year of CST and shall be provided to Select at least three (3) months prior to the start of each fiscal year of CST, with the exception that the budget and operating plan for the 2001 calendar year shall be provided to Select as soon as it has been approved by the Board of CST.

(d) All debt financing which is provided to CST by Select pursuant to this
Section 3 shall be provided at market rates for corporations similar to CST. Such debt financing shall carry no penalties if any of the options described in
Section 5 are not exercised.

(e) Nothing in this Section 3 shall prevent CST from obtaining financing from any other source or upon other terms if more than seventy-five percent (75%) of the then members of the Board of CST so approves such other financing.

(f) If approved by more than seventy-five percent (75%) of the then members of the Board of CST, CST may purchase financial and administrative services from Select at prices to be agreed at the time of such purchase.

Section 4. Operations of CST

(a) CST shall keep full and accurate books of account in accordance with generally accepted accounting principles and the accounting policies and procedures established by the Board of CST. Each party and its respective agents will, individually, be entitled to access, inspect, audit, and copy the books and financial records of CST during the normal business hours of CST, upon at least twenty-four (24) hours prior written notice, and at that party's sole expense.

(b) Unless otherwise determined by the Board, KPMG, Boston shall serve as the certified public accountants of CST and shall certify the annual financial statement of CST.

(c) CST shall prepare and distribute to each party the following financial information:

     (i) unaudited monthly financial statements within fifteen (15) calendar days of the end of each month;


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

     (ii) unaudited quarterly financial statements within thirty (30) calendar days of the end of each calendar quarter; and

     (iii) audited annual financial statements within sixty (60) days of the end of each fiscal year.

(d) CST shall provide to the parties copies of the minutes of each Board meeting and meeting of stockholders within thirty (30) calendar days of each meeting.

(e) Members of the Board shall not be compensated for acting as directors of CST. Such directors will, however, be entitled to reasonable travel expenses associated with their attendance at Board meetings.

(f) The Chairman shall preside at all meetings of the Board and of the shareholders of CST. In accordance with the By-laws of CST and subject to the direction of the Board of CST, the President of CST shall manage the day-to-day business of CST. Any or all of the President's functions may be delegated by the President.

(g) To be effective and for CST to be bound, any change of the name of CST must be approved by the Board or a committee of the Board of CST.

(h) The following matters, to be effective and for CST to be bound, must be approved by more than Seventy-five percent (75%) of the full Board:

     (i) any change in the purpose or business of CST;

     (ii) any budget or financial or operating plan;

     (iii) any contract for research and development with any third party other than a stockholder of CST;

     (iv) the commencement and conduct of litigation;

     (v) the purchase, sale, or lease of assets having a value in excess of Twenty-five Thousand Dollars ($25,000);

     (vi) personnel policies and employee benefits;

     (vii) the hiring or termination of any employee with an annual compensation of more than Fifty Thousand Dollars ($50,000) or the increase of any employee's compensation if, after the increase, that employee's annual compensation would be more than Fifty Thousand Dollars ($50,000);

     (viii) the terms of any debt financing, including any debt financing obtained by CST from Select;


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

     (ix) any agreement between CST and any stockholder;

     (x) agreements with respect to any of CST's patents, licenses, trademarks, trade secrets, or other intellectual properties, including the sublicensing thereof, but not including agreements with respect to sales of CST products and services in the ordinary course of CST's business;

     (xi) the sale of all or substantially all of the assets of CST;

     (xii) the acquisition by CST of all or substantially all of the assets or more than fifty percent of the voting stock of any third parties; and

     (xiii) the merger of CST with any third party.

(i) No shareholder of CST, acting alone or without the authority of the Board of CST, shall have the power to bind CST to any agreement or in any instrument or other document.

Section 5. Options

(a) In partial consideration of Select's contributions to CST as set forth on
Schedule 2, at any time on or after February 1, 2002, but not after July 31, 2002, Select shall have the option (the "Select Option"), but not the obligation, in its sole discretion, to require CST and Cytomatrix to merge with and into Select ("Merger"), pursuant to which Merger, the members of Cytomatrix shall acquire Nine Million Seven Hundred Thirteen Thousand and Seven (9,713,007) shares of the capital stock of Select ("Select Option Stock"). The Select Option shall be exercised by Select by delivery to Cytomatrix, in accordance with the notice provisions of this Agreement, of written notice of Select's intent to exercise the Select Option. Within thirty (30) calendar days of the delivery to Cytomatrix by Select of the said written notice, Cytomatrix shall deliver to Select the proxies ("Proxies") from the Cytomatrix members entitling Select, or its designee, to approve the Merger on behalf of such members upon the exercise of the Select Option.

(b) In partial consideration of Cytomatrix' contributions to CST, as set forth on Schedule 1, at any time on or after August 1, 2002, but not after December 31, 2002, Cytomatrix shall have the option (the "Cytomatrix Option", and together with the Select Option, the "Options" and each an "Option") but not the obligation, in its sole discretion, to require Select to seek approval of the Merger from its board of directors and its shareholders, pursuant to which Merger the members of Cytomatrix shall acquire Eight Million, Seven Hundred Forty-one Thousand, Seven Hundred and Six (8,741,706) shares of the capital stock of Select ("Cytomatrix Option Stock"). The Cytomatrix Option shall be exercised by Cytomatrix by delivery to Select, in accordance with the notice provisions of this Agreement, of written notice of Cytomatrix' intent to exercise the Cytomatrix Option. Within one hundred and eighty (180) calendar days of the delivery to Select by Cytomatrix of the said written notice, Select shall use reasonable efforts to enable its board of directors and its shareholders to vote on the Merger and to effect the Merger, provided, however, that if any part of such one hundred and eighty day period takes place in the 2003 calendar year, Select shall provide debt financing to CST to meet any shortfall between the funds contributed by each of Cytomatrix and Select as set forth on Schedules 1 and 2, respectively, and the annual operating plan of CST for the 2003 calendar year with such funds being provided by Select to CST on a calendar quarterly basis.

(c) Upon the exercise of either Option, the shares of Select's capital stock to be issued as the Select Option Stock or the Cytomatrix Option Stock, as the case may be, shall be issued from all types, classes, and series of Select's capital stock then issued and outstanding in amounts proportional to the relative numbers of shares of each type, class, and series issued and outstanding immediately before the consummation of the Merger. By way only of example, if at the time of the exercise of any Option, Select had issued and outstanding nine million (9,000,000) shares of its common stock and one million (1,000,000) shares of its series A preferred stock, then nine-tenths (9/10) of the Select Option Stock or the Cytomatrix Option Stock, as the case may be, shall be issued as Select common stock and one-tenth (1/10) of the Select Option Stock or Cytomatrix Option Stock, as the case may be, shall be issued as Select's series A preferred stock.

(d) In the event either Option is exercised, then the Merger shall be effected substantially in the form of the Agreement and Plan of Merger set forth in Exhibit B attached hereto ("Plan of Merger"); provided, however, that the Plan of Merger may be amended to make provision for any change to (i) any state law applicable to the merger and (ii) section 368 of the Internal Revenue Code of 1986 as such may be amended from time to time prior to the merger becoming effective.

(e) The amounts of the Select Option Stock and the Cytomatrix Option Stock issuable pursuant to Sections 5(a) or (b) shall be subject to adjustment as follows:

     (i) in the event that Select shall (A) issue additional shares of capital stock (or securities convertible into or exchangeable for capital stock) in a stock dividend, stock distribution, or subdivision paid with respect to its capital stock, (B) declare any dividend or other distribution payable with additional shares of its capital stock (or securities convertible or exchangeable for capital stock) with respect to its capital stock, or (C) effect a split or subdivision of its then outstanding shares of capital stock, the number of shares issuable by Select upon the exercise of the Cytomatrix Option and the Select Option shall (concurrently with the effectiveness of such stock dividend, stock distribution, split, or subdivision or the earlier declaration thereof) be proportionately increased; and

     (ii) in the event that the then outstanding shares of Select capital stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of capital stock, the number of shares issuable by Select upon the exercise of the Cytomatrix Option and the Select Option shall (concurrently with the effectiveness of such combination or consolidation or the earlier declaration thereof) be proportionately decreased.

Upon the occurrence of any event described in this Section 5(e), Select, at its expense, shall provide written notice to Cytomatrix which written notice shall set forth (x) the details of the event, (y) a description of the capitalization of Select both before and after the said event, and (z) the number of shares issuable by Select upon the exercise of the Cytomatrix Option and the Select Option.

(f) Notwithstanding the provisions of Section 5(e), no adjustment to the number of shares issuable by Select upon the exercise of either Option shall be made in respect of the issuance by Select of shares of its capital stock for fair market value as determined at the time of the issuance.

(g) Select covenants that at all times while this Agreement is in effect, Select shall reserve a sufficient number of shares of its authorized capital stock to enable the issuance of the Cytomatrix Option Stock (as adjusted by the operation of Section 5(e)) upon the exercise of the Cytomatrix Option without any action of Select's stockholders.

(h) Cytomatrix represents and warrants that, as of the date of this Agreement, it has collected sufficient Proxies from its members and has taken all necessary management action to authorize the Merger described in Section 5(a) upon the exercise of the Select Option. In connection therewith, Cytomatrix represents that attached hereto and marked as Exhibit C is a true copy of the resolutions of the manager of Cytomatrix which authorize, upon the exercise of the Select Option, (i) the said merger in accordance with the terms of the Plan of Merger;
(ii) which authorizes, empowers, and directs the managers and officers of Cytomatrix to execute and deliver to Select all necessary approvals of the said merger on behalf of Cytomatrix as a party to the merger and on behalf of Cytomatrix in its capacity as a shareholder of CST; and (iii) to take all other action, including the execution, delivery, and filing of all documentation and instruments necessary to effect the merger.

(i) In the event the Cytomatrix Option is exercised and Select fails, for any reason, including, without limitation, a failure on the part of the directors or the stockholders of Select to consummate the Merger within the time period prescribed by Section 5(b), then (i) Select shall continue to be obligated to fund CST as provided in Section 3 for at least one (1) calendar year from the date which is thirty (30) days after the exercise of the Cytomatrix Option and in a minimum amount of Six Million Dollars in United States currency (US$6,000,000) with no interest thereon, (ii) all debt owed by CST to Select, whether advanced before or after the time Select fails to consummate the Merger, including, without limitation, the aforesaid minimum US$6,000,000, shall be deemed to be a capital contribution by Select to CST with no obligation on the part of CST to pay Select in cash or property any part of the principal or interest of such debt; and (iii) CST shall be wound up and terminated in accordance with the provisions of Section 6(c). The obligation described in clause (i) of this Section 5(i) shall be binding on Select and shall be enforceable by CST against Select as a debt of Select to CST.


(j) When issued pursuant to the exercise of one of the Options, the Cytomatrix Option Stock or the Select Option Stock, as the case may be, shall be validly issued and outstanding, fully paid and nonassessable shares of the capital stock of Select, not subject to any preemptive, first refusal, or other similar rights of any stockholder of Select.

Section 6. Term and Termination

(a) This Agreement shall remain in full force between the parties until terminated pursuant to one of the following provisions:

     (i) on the date the parties agree in writing to terminate this Agreement;

     (ii) automatically, as provided in Section 5(i);

     (iii) at the option of Cytomatrix in the event Select breaches any material provision of this Agreement other than its obligation pursuant to Section 5(b);

     (iv) at the option of Select in the event Cytomatrix breaches any material provision of this Agreement; or

     (v) at any time after December 31, 2002, at the option of either Cytomatrix or Select by delivering to the other party written notice of intent to terminate pursuant to this Section 6(a)(v).

(b) Either party may exercise their rights pursuant to Section 6(a) by delivering to the other party a written notice of that party's intention to terminate the Agreement pursuant to Section 6(a). The date that such written notice is actually received by the other party shall be deemed to be the "Notice Date".

(c) In the event this Agreement is terminated pursuant to Section 6(a)(ii),
(iii), (iv), or (v), then the parties agree that CST shall continue to operate for a period of one (1) year from the Notice Date (the "Dissolution Date") and the assets of CST shall be apportioned and distributed to Cytomatrix and Select in accordance with the following provisions:

     (i) those assets of CST contributed by Cytomatrix and identified on
     Schedule 1 attached hereto as being "Intellectual Property Assets" shall be returned to Cytomatrix;

     (ii) those assets of CST contributed by Select and identified on Schedule 2 attached hereto as being "Intellectual Property Assets" shall be returned to Select;

     (iii) the party which gives notice of termination pursuant to Section 6(a)(iii), (iv), or (v), or Cytomatrix in the case of automatic termination pursuant to Section 6(a)(ii) (the "Notifying Party"), shall, within six (6) months of the Notice Date, provide to the other party (the "Electing Party") a comprehensive written plan ("Dissolution Plan") for splitting the remaining assets of CST (the "Remaining Assets" shall mean those assets of CST other than those intellectual property assets distributed in accordance with Sections 6(c)(i) and (ii)) into two (2) separate portions;

     (iv) within three (3) months of the delivery of the Dissolution Plan, the Electing Party shall advise in writing the Notifying Party which of the two separate portions of the Remaining Assets of CST the Electing Party wishes to receive on the Dissolution Date; and


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

     (v) on the Dissolution Date, (A) CST shall be wound up and terminated, (B) all creditors of CST shall be paid, provided, however, that if the Agreement is terminated pursuant to Section 6(a)(ii), no amount of debt owed by CST to Select shall be required to be repaid pursuant to this or any other clause or any note, (C) the assets of CST shall be distributed in accordance with the provisions of Sections 6(c)(i) and (ii) and in accordance with the Dissolution Plan with the Remaining Assets being distributed as specified by the Electing Party.

In the event that the Notifying Party fails for any reason to deliver a Dissolution Plan by the due date, the other party may prepare and deliver a Dissolution Plan; provided, however, that the first Dissolution Plan to be delivered by any party after the expiration of the said due date shall be the Dissolution Plan to be used by the parties.

Section 7. Confidentiality

(a) Cytomatrix, Select, and CST (each a "Protected Party") shall each protect all of the confidential information received from any other Protected Party to the same extent that each protects its own confidential information, and shall not divulge any of the same except by court order or as directed by the U.S. Food and Drug Administration, or other agency of government which is empowered to make such a request. As used in this Section 7, the term "confidential information" shall include information about the business, intellectual property, finances, employees, and customers of each Protected Party, but shall not include information which is generally in the public domain through no fault of the party seeking to be excluded from the provisions of this Section 7 with respect to that public information.

(b) The provisions of this Section 7 shall survive the termination or earlier expiration of this Agreement.

Section 8. Arbitration

(a) Any dispute, disagreement or controversy arising amongst the management of CST or arising out of or relating to this Agreement or the interpretation of the same that the parties cannot resolve among themselves without assistance shall be settled by arbitration to be held in Boston, Massachusetts, in accordance with the then applicable rules of the American Arbitration Association or any successor thereto. If the parties shall not have agreed on a mutually satisfactory arbitrator within twenty (20) days of the request of any party for arbitration hereunder, the President of the American Arbitration Association shall forthwith appoint an arbitrator. The arbitrator may grant injunctions or other relief in such dispute. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties hereby irrevocably consent to the jurisdiction of the United States District Court for the District of Massachusetts, or if that court has no jurisdiction, to the Superior Court of the Commonwealth of Massachusetts in and for the County of Suffolk. In connection with any such dispute, each party shall bear its own attorneys' fees and costs.

(b) The provisions of this Section 8 shall not apply to the allocation and election of assets of CST as provided in any Dissolution Plan.


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

Section 9. Miscellaneous

(a) Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by a nationally recognized overnight courier service, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, by courier, or by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

         (i)      If to Select at:

                  Select Therapeutics, Inc.
                  50 Cummings Park
                  Woburn, MA 01801
                  facsimile: 781-939-5707

                  with a copy to:

                  50 O'Connor Street, Suite 300
                  Ottawa, Ontario, KlP 6L2
                  Canada
                  Attn: Mr. Robert Bender, Chairman and President
                  facsimile: 613-721-6751

                  with a copy to:

                  Hofheimer Gartlir & Gross, LLP
                  633 Third Avenue
                  New York, New York 10017
                  Attn: Richard G. Klein, Esq.
                  facsimile: 212-661-3132

         (ii)     If to Cytomatrix at:

                  Cytomatrix, LLC
                  50 Cummings Park
                  Woburn, MA 01801
                  Attention: Dr. Mark Pykett, Manager
                  facsimile: 781-939-5707

                  with a copy to:

                  Rubin and Rudman LLP
                  50 Rowes Wharf
                  Boston, Massachusetts 02110-3319
                  Attention: Peter B. Finn, Esq.
                  facsimile: 617-439-9556

Any party may designate another address or person for receipt of notices hereunder by giving written notice in accordance with this Section 9(a) to the other parties.


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

(b) Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, contain the entire agreement among the parties with respect to the transactions described herein and supersede all prior agreements, written or oral, with respect thereto.

(c) Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The Merger, if effected, shall be governed by the laws of the states in which the merging entities were organized.

(e) Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable.

(g) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

(h) Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

(i) Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any party or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement on December 13, 2000.


                                    SELECT THERAPEUTICS, INC.



                                    By:________________________________________
                                        Robert L. Bender, President and
                                        Chairman of the Board


                                    CYTOMATRIX, LLC



                                    By:________________________________________
                                         Dr. Mark Pykett, Manager


                                       13